Exhibit 23.1

                       [Letterhead of Coopers & Lybrand]


CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the inclusion and incorporation by reference in this amendment to the registration statement on Form S-4 of our report dated
May 16, 1997, on our audits of the financial statements of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the year
(53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995 which report is included in this Form S-4 and AMC Entertainment Inc.'s Annual Report on Form 10-K for the year ended April 3, 1997. We also consent to the reference to our Firm under the capition "Experts".



/s/ Coopers & Lybrand L.L.P.

Kansas City, Missouri
July 17, 1997